EXHIBIT 3.4

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ARBIOS SYSTEMS, INC.
(a Nevada corporation)

INTO

ARBIOS SYSTEMS, INC.
(a Delaware corporation)

**********

Arbios Systems, Inc., a corporation organized and existing under the laws of Nevada,

DOES HEREBY CERTIFY:

FIRST: That this corporation was incorporated on the 1st day of February, 1999 as “Historical Autographs U.S.A., Inc.” pursuant to the Nevada Revised Statutes of the State of Nevada, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of Nevada.

SECOND: That this corporation owns all of the outstanding shares of the stock of Arbios Systems, Inc., a corporation incorporated on the 3rd day of June, 2005, pursuant to the General Corporation Law of the State of Delaware (“Subsidiary”).

THIRD: That this corporation, by the following resolution of its Board of Directors, duly adopted at a meeting held on the 24th day of March, 2005, determined to and did approve the merger of itself into Subsidiary:

RESOLVED, that Arbios Systems, Inc., a Nevada corporation (“Arbios-Nevada”), merge, and it hereby does merge itself into Subsidiary (the “Merger”), which assumes all of the obligations of Arbios-Nevada;

FURTHER RESOLVED, that the Merger shall be effective upon the date of filing with the Secretary of State of Delaware (the “Effective Time”);

FURTHER RESOLVED, that the terms and conditions of the Merger of Arbios-Nevada into Subsidiary are as follows:

(a) At the Effective Time, each share of Arbios-Nevada Common Stock issued and outstanding or held in the treasury of Arbios-Nevada immediately prior thereto (other than shares of Arbios-Nevada Common Stock in respect of which dissenters’ rights shall properly have been exercised in accordance with the Nevada Revised Statutes) shall, by virtue of the Merger and without any action on the part of any holder thereof, be changed and converted into one fully paid and non assessable share of Subsidiary Common Stock.

(b) At the Effective Time, each option and warrant to purchase shares of Arbios-Nevada Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or warrant, as the case may be, to purchase, upon the same terms and conditions, the number of shares of Subsidiary Common Stock that is equal to the number of shares of Arbios-Nevada Common Stock that the holder would have received had the holder exercised such option or warrant in full immediately prior to the Effective Time (whether or not such option or warrant was then exercisable) and the exercise price per share under each of said options and warrants shall be the exercise price per share thereunder immediately prior to the Effective Time, unless otherwise provided in the instrument granting such option or warrant.

(c) At the Effective Time, the shares of Subsidiary Common Stock currently issued and outstanding in the name of Arbios-Nevada shall be canceled and retired, without any consideration being issued or paid therefor, and shall resume the status of authorized and unissued shares of Subsidiary Common Stock, and no shares of Subsidiary Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof.

FURTHER RESOLVED, that the proper officer of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into Subsidiary, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said Merger;

FOURTH: That the proposed merger has been adopted, approved, certified, executed and acknowledged by this corporation, in accordance with the laws of the State of Nevada, under which the corporation was organized.

FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of this corporation at any time prior to the time that this merger filed with the Secretary of State becomes effective.

IN WITNESS WHEREOF, said Arbios Systems, Inc. a Nevada corporation, has caused this Certificate of Ownership and Merger to be signed by Jacek Rozga, M.D., Ph.D., its President, this 26th day of July, 2005.

ARBIOS SYSTEMS, INC., a Nevada corporation By: /s/ Jacek Rozga, M.D., Ph.D. Name: Jacek Rozga, M.D., Ph.D. Title: President